Exhibit 99.1
Progyny, Inc. Announces Fourth Quarter 2022 Results
Reports Full Year Revenue of $786.9 Million, Reflecting 57% Growth
Reports Record Quarterly Revenue and Operating Cash Flow of $214.3 Million and $51.5 Million, Respectively
Issues Financial Guidance for 2023, Anticipates Crossing $1 Billion Revenue Milestone

NEW YORK, February 27, 2023 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY) (“Progyny” or the “Company”), a leading benefits management company specializing in fertility and family building benefits solutions, today announced its financial results for the three- and twelve-month periods ended December 31, 2022 (“the fourth quarter of 2022” and "the full year", respectively) as compared to the three- and twelve-month periods ended December 31, 2021 (“the fourth quarter of 2021” and “the prior year period”, respectively).

“2022 was another strong year for Progyny, highlighted by record levels of revenue, gross profit and operating cash flow, as utilization remained both healthy and consistent with our expectations throughout the year. In addition, our selling season produced our largest number of new clients, as well as the expansion into multiple new and attractive industries,” said Pete Anevski, Chief Executive Officer of Progyny. “We now have the most diverse client base in our history, one that spans more than 40 different industries and reflects that family building solutions have become an essential benefit across all types of employers. In just the past two years, we've more than doubled our clients, members, and revenue, demonstrating the superiority of Progyny's offerings and the resulting high demand for our solutions in the market. We achieved this while simultaneously expanding our margins, profitability and cash flow, which reveals the inherent operating leverage in our model.

“As we look into 2023, the early activity we've seen from prospective clients thus far, including those opportunities that carried over from last year's selling season as well as some early wins, continues to be extremely positive. Accordingly, we believe we're well-positioned to maintain our record momentum from the 2022 selling season.”

“In the fourth quarter, revenue grew 68% over the prior year period, gross margin expanded by 110 basis points, and we generated a record $51.5 million in operating cash flow. On a full year basis, we more than tripled our cash flow from operations as compared to the prior year,” said Mark Livingston, Progyny’s Chief Financial Officer. “Additionally, our Adjusted EBITDA margin on incremental revenue in 2022 exceeded 20%, highlighting our high rate of margin capture on new revenue, even as we've continued to make investments to expand both the capabilities of our solutions and our go-to-market reach.”

Fourth Quarter and Full Year 2022 Highlights:

(unaudited; in thousands, except per share amounts)	4Q 2022	4Q 2021	FY 2022	FY 2021
Revenue	$214,321	$127,553	$786,913	$500,621

Gross Profit	$44,494	$25,115	$167,325	$112,135
Gross Margin	20.8%	19.7%	21.3%	22.4%
Net Income	$3,408	$15,080	$30,358	$65,769

Net Income per Diluted Share[1]	$0.03	$0.15	$0.30	$0.66

Adjusted EBITDA[2]	$33,049	$15,136	$125,690	$67,347
Adjusted EBITDA Margin[2]	15.4%	11.9%	16.0%	13.5%

1.Net income per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options, restricted stock units, warrants to purchase common stock, and shares issuable under the employee stock purchase program.
2.Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). Please see Annex A of this press release for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Financial Highlights
4th Quarter
Revenue was $214.3 million, a 68% increase as compared to the $127.6 million reported in the fourth quarter of 2021, primarily as a result of the increase in the number of clients and covered lives.
•Fertility benefit services revenue was $143.1 million, a 60% increase from the $89.2 million reported in the fourth quarter of 2021.
•Pharmacy benefit services revenue was $71.2 million, an 86% increase as compared to the $38.4 million reported in the fourth quarter of 2021.

Gross profit was $44.5 million, an increase of 77% from the $25.1 million reported in the fourth quarter of 2021, primarily due to the higher revenue. Gross margin was 20.8%, an increase of 110 basis points from the prior year period as an increase in non-cash stock-based compensation was more than offset by ongoing efficiencies realized in the delivery of our care management services.

Net income was $3.4 million, or $0.03 income per diluted share, a decrease of 77% as compared to $15.1 million, or $0.15 income per diluted share, reported in the fourth quarter of 2021. The lower net income was due primarily to a higher tax expense in the current period, as compared to a tax benefit in the prior year period, which more than offset the operating efficiencies realized throughout the business on higher revenues.

Adjusted EBITDA was $33.0 million, an increase of 118%, from the $15.1 million reported in the fourth quarter of 2021, reflecting the higher gross profit and operating efficiencies realized on our higher revenues. Adjusted EBITDA margin was 15.4%, an increase of 350 basis points from the 11.9% Adjusted EBITDA margin in the fourth quarter of 2021.

Refer to Annex A for a reconciliation of Adjusted EBITDA to net income.

Full Year
Revenue was $786.9 million, a 57% increase as compared to the $500.6 million reported in the prior year period, primarily as a result of the increase in our number of clients and covered lives.
•Fertility benefit services revenue was $510.1 million, a 43% increase from the $355.6 million reported in the prior year period.
•Pharmacy benefit services revenue was $276.8 million, a 91% increase as compared to the $145.0 million reported in the prior year period.

Gross profit was $167.3 million, an increase of 49% from the $112.1 million reported in the prior year period, primarily due to the higher revenue. Gross margin was 21.3%, a decrease of 110 basis points from the prior year period, as the increase in non-cash stock-based compensation expense more than offset the net impact of renewals with our providers and pharmacy program partners as well as operating efficiencies realized in the delivery of our care management services.

Net income was $30.4 million, or $0.30 income per diluted share, a decrease of $35.4 million as compared to the net income of $65.8 million, or $0.66 income per diluted share, reported in the prior year period. The lower net income was due primarily to the increase in non-cash stock-based compensation expense and a lower benefit for income taxes, which more than offset the operating efficiencies realized throughout the business on the higher revenues.

Adjusted EBITDA was $125.7 million, an increase of 87% from the $67.3 million reported in the prior year period. Adjusted EBITDA margin was 16.0%, an increase of 250 basis points from the 13.5% margin in the prior year period. The increases in both Adjusted EBITDA and Adjusted EBITDA margin reflect the operating efficiencies realized on our higher revenues. Adjusted EBITDA margin on incremental revenue in 2022 was 20.4%.

Refer to Annex A for a reconciliation of Adjusted EBITDA to net income, as well as the calculation of Adjusted EBITDA margin on incremental revenue in 2022.

Cash Flow
Net cash provided by operating activities in 2022 was $80.4 million, compared to net cash provided by operating activities of $26.0 million in 2021. Net cash generated by operating activities for the fourth quarter of 2022 was $51.5 million, compared to $8.8 million in the prior year period. The improvement in both the quarter and year was due primarily to the higher profitability, as well as the timing of billing and collections on cash flows.

Balance Sheet and Financial Position
As of December 31, 2022, the Company had total working capital of approximately $274.3 million and no debt. This included cash and cash equivalents and marketable securities of $189.3 million, an increase of $48.3 million from the balances as of September 30, 2022.

Key Metrics
The Company had 288 clients as of December 31, 2022, as compared to 191 clients as of December 31, 2021.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
ART Cycles*	12,196	7,623	42,598	28,413
Utilization – All Members**	0.51%	0.52%	1.23%	1.30%
Utilization – Female Only**	0.46%	0.46%	1.03%	1.07%
Average Members	4,559,000	2,899,000	4,349,000	2,812,000

* Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing.
** Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing. The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period. For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period. Individual periods cannot be combined as member treatments may span multiple periods.
Financial Outlook
“Substantially all of our newest clients and lives have launched their benefit already, with only a handful expected to do so over the coming months,” said Mr. Anevski. “Once all of our newest clients are live in 2023, we continue to expect that we will have more than 370 clients representing an estimated 5.4 million covered lives, which compares to the 265 clients and 4 million covered lives that were under commitment as of the start of 2022.

“We believe the macro trends that have been fueling our growth remain intact, as reflected in the healthy utilization that contributed to our strong performance in 2022. Based on that, as well as the results of our record selling season, we are pleased to announce our guidance for the first quarter and full year 2023, which reflects both significant ongoing topline growth as well as the continued expansion of our margins.”

The Company is providing the following financial guidance for the full year period ending December 31, 2023 and the three-month period ending March 31, 2023:

•Full Year 2023 Outlook:
oRevenue is projected to be $1,000 million to $1,030 million, reflecting growth of 27% to 31%
oNet income is projected to be $27.0 million to $32.7 million, or $0.26 to $0.32 per diluted share, on the basis of approximately 103 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $166.0 million to $174.0 million

•First Quarter of 2023 Outlook:
oRevenue is projected to be $245.0 million to $250.0 million, reflecting growth of 42% to 45%
oNet income is projected to be $6.8 million to $8.6 million, or $0.07 to $0.08 per diluted share, on the basis of approximately 102 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $41.5 million to $44.0 million

1.Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, GAAP. Please see Annex A of this press release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income, the most directly comparable financial measure stated in accordance with GAAP for the period presented.

Conference Call Information
Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today, February 27, 2023, to discuss its financial results. Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484. Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID. A replay of the call will be available until March 6, 2023 at 11:59 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484. A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny
Progyny (Nasdaq: PGNY) is a leading fertility benefits management company. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been recognized for its leadership and growth by CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Financial Times, INC. 5000, and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including, without limitation, statements regarding our financial outlook for the first quarter and full year 2023, including the impact of our sales season and client launches; our anticipated number of clients and covered lives for 2023; our positioning to successfully manage the impact of COVID-19, including variants, and the associated economic uncertainty on our business; the timing of client decisions; our expected utilization rates and mix; our ability to retain existing clients and acquire new clients; and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information. The words “anticipates,” “assumes,” “believe,” “contemplate,” “continues, ” “could,” “estimates,” “expects,” “future,” “intends,” “may,” “plans,” “predict,” “potential,” “project,” “seeks,” “should,” “target,” “will,” and the negative of these or similar expressions and phrases are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, without limitation, failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability; risks related to the impact of the COVID-19 pandemic, such as the scope and duration of the outbreak, the spread of new variants, government actions and restrictive measures implemented in response, delays and cancellations of fertility procedures and other impacts to the business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; unfavorable conditions in our industry or the United States economy; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes or developments in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the level or the mix of utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenue; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our Company culture; risks related to any litigation against us; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network or their supply chain; our relationship with key pharmacy program partners or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company; our ability to adapt and respond to the changing SEC expectations regarding environmental, social and governance practices. For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release. Our actual future results could differ materially from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted EBITDA margin on incremental revenue.

Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA margin on incremental revenue are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP measures, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA margin on incremental revenue are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA margin on incremental revenue are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA margin on incremental revenue include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating income and expenses, including other (income) expense, net and interest (income) expense, net; (5) it does not reflect tax payments that may represent a reduction in cash available to us. In addition, our non-GAAP measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we calculate these measures, limiting their usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA margin on incremental revenue alongside other financial performance measures, including our net income, gross margin, and our other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; other (income) expense, net; interest income, net; and (benefit) provision for income taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. We calculate Adjusted EBITDA margin on incremental revenue as incremental Adjusted EBITDA in 2022 divided by incremental revenue in 2022. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:
Investors:
James Hart
investors@progyny.com

Media:
Selena Yang
media@progyny.com

PROGYNY, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	December 31,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$120,078	$91,413
Marketable securities	69,222	28,005
Accounts receivable, net of $28,328 and $17,379 of allowances at December 31, 2022 and 2021, respectively	240,067	134,557
Prepaid expenses and other current assets	4,489	4,564
Total current assets	433,856	258,539
Property and equipment, net	8,371	5,027
Operating lease right-of-use assets	6,903	7,805
Goodwill	11,880	11,880
Intangible assets, net	99	599
Deferred tax assets	77,889	71,274
Other noncurrent assets	3,988	2,941
Total assets	$542,986	$358,065
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$109,287	$61,399
Accrued expenses and other current liabilities	50,249	37,425
Total current liabilities	159,536	98,824
Operating lease noncurrent liabilities	6,482	7,419
Total liabilities	166,018	106,243
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at December 31, 2022 and 2021, respectively; 93,301,156 and 91,088,781 shares issued and outstanding at December 31, 2022 and 2021, respectively	9	9
Additional paid-in capital	349,533	255,339
Treasury stock, at cost, $0.0001 par value; 615,980 shares outstanding at December 31, 2022 and 2021, respectively	(1,009)	(1,009)
Accumulated earnings (deficit)	27,934	(2,424)
Accumulated other comprehensive income (loss)	501	(93)
Total stockholders’ equity	376,968	251,822
Total liabilities and stockholders’ equity	$542,986	$358,065

PROGYNY, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$214,321	$127,553	$786,913	$500,621
Cost of services	169,827	102,438	619,588	388,486
Gross profit	44,494	25,115	167,325	112,135
Operating expenses:
Sales and marketing	12,980	7,696	45,657	20,179
General and administrative	28,208	17,607	98,327	59,616
Total operating expenses	41,188	25,303	143,984	79,795
Income (loss) from operations	3,306	(188)	23,341	32,340
Other income (expense), net:
Other income (expense), net	275	(293)	286	(366)
Interest income, net	560	83	814	461
Total other income (expense), net	835	(210)	1,100	95
Income (loss) before income taxes	4,141	(398)	24,441	32,435
Benefit (provision) for income taxes	(733)	15,478	5,917	33,334
Net income	$3,408	$15,080	$30,358	$65,769
Net income per share:
Basic	$0.04	$0.17	$0.33	$0.74
Diluted	$0.03	$0.15	$0.30	$0.66
Weighted-average shares used in computing net income per share:
Basic	93,056,297	90,537,077	92,195,068	89,105,562
Diluted	100,059,687	100,321,297	99,957,173	100,358,047

PROGYNY, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year Ended December 31,
	2022	2021
OPERATING ACTIVITIES
Net income	$30,358	$65,769
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax benefit	(6,615)	(33,303)
Non-cash interest expense	—	38
Depreciation and amortization	1,601	1,301
Stock-based compensation expense	100,748	33,706
Bad debt expense	13,794	9,783
Changes in operating assets and liabilities:
Accounts receivable	(119,304)	(68,676)
Prepaid expenses and other current assets	57	675
Accounts payable	47,689	17,840
Accrued expenses and other current liabilities	13,147	2,184
Other noncurrent assets and liabilities	(1,080)	(3,280)
Net cash provided by operating activities	80,395	26,037

INVESTING ACTIVITIES
Purchase of property and equipment, net	(3,241)	(2,129)
Purchase of marketable securities	(163,334)	(111,477)
Sale of marketable securities	122,709	122,372
Net cash (used in) provided by investing activities	(43,866)	8,766

FINANCING ACTIVITIES
Proceeds from exercise of stock options	3,073	2,924
Payment of employee taxes related to equity awards	(12,089)	(17,966)
Proceeds from contributions to employee stock purchase plan	1,152	1,347
Net cash used in financing activities	(7,864)	(13,695)
Net increase in cash and cash equivalents	28,665	21,108
Cash and cash equivalents, beginning of period	91,413	70,305
Cash and cash equivalents, end of period	$120,078	$91,413

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes, net of refunds received	$133	$97
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$636	$204

ANNEX A

PROGYNY, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)
(in thousands)
Costs of Services, Gross Margin and Operating Expenses Excluding Stock-Based Compensation Calculation
The following table provides a reconciliation of cost of services, gross profit, sales and marketing and general and administrative expenses to each of these measures excluding the impact of stock-based compensation expense for each of the periods presented:

	Three Months Ended			Twelve Months Ended
	December 31, 2022			December 31, 2022
	GAAP	Stock-Based Compensation Expense	Non-GAAP	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$169,827	$(7,315)	$162,512	$619,588	$(25,918)	$593,670
Gross profit	$44,494	$7,315	$51,809	$167,325	$25,918	$193,243
Sales and marketing	$12,980	$(6,109)	$6,871	$45,657	$(21,135)	$24,522
General and administrative	$28,208	$(15,873)	$12,335	$98,327	$(53,695)	$44,632

Expressed as a Percentage of Revenue
Gross margin	20.8%	3.4%	24.2%	21.3%	3.3%	24.6%
Sales and marketing	6.1%	(2.9)%	3.2%	5.8%	(2.7)%	3.1%
General and administrative	13.2%	(7.4)%	5.8%	12.5%	(6.8)%	5.7%

	Three Months Ended			Twelve Months Ended
	December 31, 2021			December 31, 2021
	GAAP	Stock-Based Compensation Expense	Non-GAAP	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$102,438	$(4,685)	$97,753	$388,486	$(8,969)	$379,517
Gross profit	$25,115	$4,685	$29,800	$112,135	$8,969	$121,104
Sales and marketing	$7,696	$(3,066)	$4,630	$20,179	$(5,462)	$14,717
General and administrative	$17,607	$(7,257)	$10,350	$59,616	$(19,275)	$40,341

Expressed as a Percentage of Revenue
Gross margin	19.7%	3.7%	23.4%	22.4%	1.8%	24.2%
Sales and marketing	6.0%	(2.4)%	3.6%	4.0%	(1.1)%	2.9%
General and administrative	13.8%	(5.7)%	8.1%	11.9%	(3.8)%	8.1%

Note: percentages shown in the table may not cross foot due to rounding.

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation
The following table provides a reconciliation of Net income to Adjusted EBITDA for each of the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Net income	$3,408	$15,080	$30,358	$65,769
Add:
Depreciation and amortization	446	316	1,601	1,301
Stock‑based compensation expense	29,297	15,008	100,748	33,706
Other (income) expense, net	(275)	293	(286)	366
Interest income, net	(560)	(83)	(814)	(461)
(Benefit) provision for income taxes	733	(15,478)	(5,917)	(33,334)
Adjusted EBITDA	$33,049	$15,136	$125,690	$67,347

Revenue	$214,321	$127,553	$786,913	$500,621

Incremental revenue vs. 2021			286,292

Incremental Adjusted EBITDA vs. 2021			58,343

Adjusted EBITDA margin on incremental revenue			20.4%

Reconciliation of Non-GAAP Financial Guidance for the Three Months Ending March 31, 2023 and Year Ending December 31, 2023

	Three Months Ending March 31, 2023		Year Ending December 31, 2023
(in thousands)	Low	High	Low	High

Revenue	$245,000	$250,000	$1,000,000	$1,030,000
Net (Loss) Income	$6,800	$8,600	$27,000	$32,700
Add:
Depreciation and amortization	600	600	2,500	2,500
Stock-based compensation expense	33,000	33,000	134,000	134,000
Interest expense (income), net	(1,500)	(1,500)	(7,600)	(7,600)
Provision for income taxes	2,600	3,300	10,100	12,400
Adjusted EBITDA*	$41,500	$44,000	$166,000	$174,000

* All of the numbers in the table above reflect our future outlook as of the date hereof.  Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any discrete income tax items, including the income tax impact related to equity compensation activity.